Exhibit 99.1

Virgin Media Seeks Amendments to Senior Facilities Agreement

LONDON, October 13, 2008 – Virgin Media Inc. (NASDAQ: VMED), a leading UK entertainment and communications business, today announced that it is seeking the consent of its senior lenders to amendments to its senior facilities agreement.

Summary
This Summary should be read in conjunction with the full text of the announcement, which follows.

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Virgin Media is seeking the consent of its senior lenders to amendments to its senior facilities agreement which would, alongside other changes, roll back bank amortization payments owed to participating lenders to June 2012.

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Virgin Media’s senior facilities agreement currently comprises £4,324 million of term loans in A, B and C tranches, in addition to a £100 million revolving facility.  The company has already repaid approximately £900 million of its indebtedness under its senior facilities agreement from cash generated from its operations and from the proceeds of subordinated indebtedness since March 2006.  The company expects to fund its next material amortization payment, due in Q1 2010, from available cash generated from its operations.

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Virgin Media originally anticipated entering into a new credit facility by mid 2009 to refinance these obligations.  However, in light of the disruption to the credit markets, the company has decided to proactively address its amortization payments that are due in 2010 and 2011.

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The proposed amendments will allow Virgin Media significantly more time to seek a complete refinancing of the principal amounts that will remain outstanding under its senior facilities agreement after the amendment process is complete.

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Virgin Media has brought in a new experienced management team that is focusing on the core strengths of the business and maximizing the generation of cash flow.  The company has also recently expanded its Board with the addition of five new directors with significant relevant experience.  By seeking the amendments today, Virgin Media aims to remove any potential future concerns that might otherwise arise over its ability to meet its principal amortization obligations, thereby permitting its management to focus on continuing to enhance operations and grow cashflow over the next three years.

•	Virgin Media’s top ten relationship banks have unanimously confirmed their support for the proposed amendments.

Neil Berkett, Chief Executive of Virgin Media said,

“Virgin Media has never been in better operational shape and generates significant cashflow. These amendments to our senior facilities, if approved, will enhance our financial flexibility and allow management to focus on continuing to enhance operations and grow cashflow.”

“We believe that these amendments are in the best interest of customers, stockholders, lenders, employees and other stakeholders in light of the current status of the credit markets.”

Full Announcement

Virgin Media Inc. (NASDAQ: VMED), a leading UK entertainment and communications business, today announced that it is seeking the consent of its senior lenders to amendments to its senior facilities agreement which would, alongside other changes, roll back bank amortization payments owed to participating lenders to June 2012.  Virgin Media’s top ten relationship banks have unanimously confirmed their support for the proposed amendments.

Background to and Reasons for Amendment Request

Virgin Media’s senior facilities agreement currently comprises £4,324 million of term loans in A, B and C tranches, in addition to a £100 million revolving facility. The company has already repaid approximately £900 million of its indebtedness under its senior facilities agreement from cash generated from its operations and from the proceeds of subordinated indebtedness since March 2006.  The company is on track to meet its debt obligations in the near term and expects to fund its next material amortization payment, due in Q1 2010, from available cash generated from its operations.

Virgin Media originally anticipated entering into a new credit facility by mid 2009 to refinance its obligations under its senior facilities agreement.  However, in light of the disruption to the credit markets, the company has decided to proactively address its amortization payments that are due in 2010 and 2011. The proposed amendments will allow Virgin Media significantly more time to seek a complete refinancing of the principal amounts that will remain outstanding under its senior facilities agreement after the amendment process is complete.

Virgin Media has brought in a new experienced management team that is focusing on the core strengths of the business and maximizing the generation of cash flow.  The company has also recently expanded its Board with the addition of five new directors with significant relevant experience.  By seeking the amendments today, Virgin Media aims to remove any potential future concerns that might otherwise arise over its ability to meet its principal amortization obligations, thereby permitting its management to focus on continuing to enhance operations and grow cashflow over the next three years.  Virgin Media therefore is requesting amendments that it believes are in the best interest of its customers, stockholders, lenders, employees and other stakeholders in light of the current status of the credit markets.

The Proposed Amendments

The principal aims of the proposed amendments to Virgin Media’s senior facilities agreement are to:

(i)	defer the remaining amortization payments and the final maturity date of the A tranches and the final maturity date of the revolving facility until June 2012;

(ii)
obtain agreement of the lenders under the B tranches to relinquish their pro rata right to prepayments until the A tranches are repaid, in order to enable greater paydown of remaining amortization payments under the A tranches;

(iii)	permit additional high yield debt offerings with the net proceeds being applied to repay indebtedness under the senior facilities agreement;

(iv)
provide flexibility to add tranches to the senior facilities agreement that will have a maturity no earlier than the final maturity of the B tranches to be used to facilitate any additional refinancing under the senior facilities agreement;

(v)
relax the leverage and interest coverage financial covenants and adjust definitions to accommodate, among other things, the impact of increased interest expense and other effects of these proposed amendments to the senior facilities agreement;  and

(vi)	add an additional debt basket for tax-related financings to be used to repay debt under the senior facilities agreement.

The changes to the amortization schedule of the A tranches and the final maturity date of the revolving facility, as well as the relaxation of the financial covenant ratios, are conditional upon Virgin Media’s repayment of at least 20% (approximately £415 million) of the amounts currently outstanding under the A tranches to those lenders.  The company will have until the later of 30 April 2009 and six months after the effective date of the proposed amendments, subject to a further three-month extension right, to satisfy this repayment condition.  Virgin Media must also make simultaneous payments to those B lenders who have not consented to relinquish their pro rata right to prepayments when it makes repayments under the A tranches.  Virgin Media anticipates using cash generated from operations and cash on its balance sheet, supplemented by potential proceeds from debt offerings or other sources, to meet this repayment condition.

The proposed amendments require the consent of two-thirds of all lenders under the senior facilities agreement as well as the consent of two-thirds of all lenders other than the lenders under the C tranche.  Additionally, each lender under the A tranches and the revolving facility must individually consent to the changes to the amortization schedule of the A tranches and the final maturity date of the revolving facility and each lender under the B tranches must individually consent to the change to their pro rata right to prepayments in order for those provisions to be effective with respect to that lender.  No minimum acceptance rate is required for those individual consents, and lenders who do not consent will continue to be subject to the current payment and repayment provisions governing the A and B tranches and the revolving facility.

After giving effect to the proposed amendments (assuming that 100% of the lenders under the A and B tranches give their consent as outlined above), Virgin Media’s first amortization payment would not be due until June 2012, after giving effect to the 20% paydown of the A tranches.

The deadline for lenders to respond to the amendment request is October 31, 2008.

In connection with the amendment request, Virgin Media will pay a fee to each lender who consents to the proposed amendments in an amount equal to 0.25% of the total participation of such lender.  In addition, Virgin Media will pay a fee to each lender under the A and B tranches and revolving facility who individually consents to be subject to the new provisions governing those tranches (amendments (i) and (ii) above) in an amount equal to 1.00% of the amount of that lender’s participation in those tranches.  The total amount of fees can be up to approximately £70 million.  Additionally, the lenders who individually consent to the new provisions governing the new A tranches and revolving facility will enjoy a margin increase of 1.375% compared to the margins on the existing A tranches and revolving facility, and the lenders who individually consent to the new provisions governing the new B tranches will enjoy a margin increase of 1.50% compared to the margins on the existing B tranches.

A copy of Virgin Media’s letter requesting the consent of its senior lenders to the proposed amendments to its senior facilities agreement is available on the company’s website at  www.virginmedia.com/investors.

Virgin Media cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  There can be no assurance that the transactions contemplated in this announcement will be completed.  Virgin Media assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Investor relations:
Richard Williams
Tel: +44 (0)20 7299 5479
richard.williams@virginmedia.co.uk

Vani Bassi
Tel: +44 (0)20 7299 5353
vani.bassi@virginmedia.co.uk

Media contacts:
John West / Matt Ridsdale
Tavistock Communications
Tel:  +44 (0)20 7920 3150